JKHY Third Quarter Fiscal 2016 Revenue Increases 8%
May 3, 2016

Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES ENDS THIRD QUARTER FISCAL 2016 WITH
8% INCREASE IN REVENUE

Monett, MO, May 3, 2016 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced third quarter fiscal 2016 results.
Revenue for the quarter increased 8% compared to the third quarter of fiscal 2015 to $333.2 million, gross profit increased 5% to $138.9 million, and net income increased 6% to $53.9 million, or $0.68 per diluted share.
The nine months ended March 31, 2016 also contained increases in each of these categories. Fiscal year-to-date revenue increased 7% to $987.7 million, gross profit increased 8% to $419.3 million, and net income increased 9% to $164.6 million, or $2.06 per diluted share, over the first nine months of fiscal 2015.
According to Jack Prim, CEO, “We are pleased to deliver another quarter with record revenue and earnings. Sales performances across our brands remained strong in the quarter as we begin to book next year's business."
Operating Results
Revenue, cost of sales, and gross profit results for the quarter and fiscal year-to-date periods were as follows:

Revenue, Cost of Sales, and Gross Profit
(In Thousands)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2016	2015		2016	2015
Revenue
License	$292	$569	(49)%	$2,530	$1,563	62%
Percentage of Total Revenue	<1%	<1%		<1%	<1%
Support and Service	319,649	296,896	8%	947,615	882,017	7%
Percentage of Total Revenue	96%	96%		96%	96%
Hardware	13,245	12,244	8%	37,532	38,897	(4)%
Percentage of Total Revenue	4%	4%		4%	4%
Total Revenue	333,186	309,709	8%	987,677	922,477	7%

Cost of Sales
Cost of License	193	285	(32)%	873	1,002	(13)%
Cost of Support and Service	184,527	168,457	10%	541,230	503,925	7%
Cost of Hardware	9,553	9,152	4%	26,279	28,111	(7)%
Total Cost of Sales	194,273	177,894	9%	568,382	533,038	7%

Gross Profit
License Gross Profit	99	284	(65)%	1,657	561	195%
License Gross Profit Margin	34%	50%		65%	36%
Support and Service Gross Profit	135,122	128,439	5%	406,385	378,092	7%
Support and Service Gross Profit Margin	42%	43%		43%	43%
Hardware Gross Profit	3,692	3,092	19%	11,253	10,786	4%
Hardware Gross Profit Margin	28%	25%		30%	28%
Total Gross Profit	$138,913	$131,815	5%	$419,295	$389,439	8%
Gross Profit Margin	42%	43%		42%	42%

•
For the third quarter of fiscal 2016, the bank systems and services segment revenue increased 3% to $246.2 million with a gross margin of 39% from $238.1 million with a gross margin of 41% in the same quarter last year.  The decrease in gross margin is primarily due to the decrease in deconversion fees in the current quarter compared to the prior year. The credit union systems and services segment revenue increased 21% to $87.0 million with a gross margin of 48% for the third quarter of fiscal 2016 from $71.6 million and a gross margin of 46% in the same period a year ago.

JKHY Third Quarter Fiscal 2016 Revenue Increases 8%
May 3, 2016

•
Bank systems and services segment revenue for the nine month period increased 2% to $723.9 million from $709.0 million. Gross margins in each period were 40% and 41%, respectively. Credit union systems and services segment revenue increased 24% to $263.7 million with a gross margin of 49% from $213.4 million with a gross margin of 46% for the same nine months last year.

Operating Expenses and Operating Income
Operating income increased 3% to $79.8 million, or 24% of third quarter fiscal 2016 revenue, compared to $77.2 million, or 25% of revenue in the third quarter of fiscal 2015.
For the nine month period ending March 31, 2016, operating income increased 7% to $245.2 million, a 25% operating margin on total revenue, from $228.5 million, also 25% of revenue, in the same period of fiscal 2015.

(In Thousands)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2016	2015		2016	2015
Selling and Marketing	$22,732	$21,674	5%	$66,714	$65,512	2%
Percentage of Total Revenue	7%	7%		7%	7%

Research and Development	19,854	17,522	13%	57,269	51,995	10%
Percentage of Total Revenue	6%	6%		6%	6%

General and Administrative	16,497	15,417	7%	50,157	43,442	15%
Percentage of Total Revenue	5%	5%		5%	5%
Total Operating Expenses	59,083	54,613	8%	174,140	160,949	8%
Operating Income	$79,830	$77,202	3%	$245,155	$228,490	7%
Operating Margin	24%	25%		25%	25%

•
The general and administrative costs increase of 15% in the year-to-date period is partially due to the gain on the sale of assets for TeleWeb products reported in the prior year. Increased headcount and related personnel costs also contributed to the increase in general and administrative and research and development costs.

Net Income
Third quarter net income totaled $53.9 million, or $0.68 per diluted share, compared to $50.7 million, or $0.63 per diluted share in the third quarter of fiscal 2015, for an increase in net income of 6% and an increase in diluted earnings per share of 9%.
Net income for the nine months ending March 31, 2016 totaled $164.6 million, compared to $150.7 million for the same time frame last year, for an increase of 9%, and diluted earnings per share increased 12% to $2.06 from $1.84 for the prior year period.

(In Thousands, Except Per Share Data)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2016	2015		2016	2015
Income Before Income Taxes	$79,398	$76,566	4%	$244,430	$227,335	8%
Provision for Income Taxes	25,515	25,854	(1)%	79,833	76,656	4%
Net Income	$53,883	$50,712	6%	$164,597	$150,679	9%
Diluted net income per share	$0.68	$0.63	9%	$2.06	$1.84	12%

•
Provision for income taxes decreased 1% in the current third quarter compared to the same quarter in fiscal 2015 and is 32.1% of income before income taxes this quarter compared to 33.8% of income before income taxes for the same period in fiscal 2015.

•	Provision for income taxes increased 4% for the year-to-date period, although the effective rate decreased to 32.7% of income before income taxes from 33.7% for the nine months ending March 31, 2015.
Balance Sheet and Cash Flow Review

•	At March 31, 2016, cash and cash equivalents increased to $54.0 million from $52.8 million at March 31, 2015.

•	Trade receivables totaled $137.4 million at March 31, 2016, which was the same at March 31, 2015.

•	Current and long term debt increased from $77.4 million a year ago to $100.2 million at March 31, 2016.

•	Deferred revenue increased to $383.2 million at March 31, 2016, compared to $370.5 million a year ago.

JKHY Third Quarter Fiscal 2016 Revenue Increases 8%
May 3, 2016

•	Stockholders' equity decreased 1% to $948.9 million at March 31, 2016, compared to $956.6 million a year ago.
Cash provided by operations totaled $207.0 million in the current year-to-date period compared to $182.5 million for the same period last year. The following table summarizes net cash (in thousands) from operating activities:

(In Thousands)	Nine Months Ended March 31,
	2016	2015
Net income	$164,597	$150,679
Depreciation	38,106	41,023
Amortization	57,013	48,063
Other non-cash expenses	32,522	(2,241)
Change in receivables	108,172	86,626
Change in deferred revenue	(149,885)	(120,941)
Change in other assets and liabilities	(43,492)	(20,722)
Net cash provided by operating activities	$207,033	$182,487
Cash used in investing activities for the first nine months of fiscal 2016 totaled $133.6 million, compared to $94.3 million for the first nine months of fiscal 2015 and included the following:

(In Thousands)	Nine Months Ended March 31,
	2016	2015
Payment for acquisitions, net of cash acquired	$(8,275)	$—
Capital expenditures	(43,300)	(35,867)
Proceeds from sale of assets	2,797	8,266
Internal use software	(10,157)	(10,266)
Computer software developed	(74,662)	(56,465)
Net cash from investing activities	$(133,597)	$(94,332)

•	The $43.3 million in capital expenditures was mainly for the purchase of computer equipment and aircraft.

•	$8.3 million, net of cash acquired, was used for the acquisition of Bayside Business Solutions.

•	The prior year's $8.3 million in proceeds from the sale of assets mainly related to the TeleWeb suite of Internet and mobile banking software products.
Financing activities used cash of $167.7 million for the first nine months of fiscal 2016 and $105.7 million in the first nine months of fiscal 2015.

(In Thousands)	Nine Months Ended March 31,
	2016	2015
Borrowings on credit facilities	$100,000	$70,000
Repayments on credit facilities	(52,484)	(6,033)
Debt acquisition costs	—	(901)
Purchase of treasury stock	(155,122)	(112,803)
Dividends paid	(62,037)	(56,183)
Net cash from issuance of stock and tax related to stock-based compensation	1,895	188
Net cash from financing activities	$(167,748)	$(105,732)
According to Kevin Williams, CFO, “We continue to invest pretty heavily in capitalized software, which is primarily in the areas of electronic payments, mobile offerings and other new products; along with other offerings that will drive additional future revenue. Dividends increased for the first nine months reflecting the twelve percent increase announced in the third quarter. We continue to have a strong cash balance with liquidity for potential acquisitions, stock buy-backs, dividends, and continued investment in the company.”
Quarterly Conference Call
The company will hold a conference call on May 4, 2016; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

JKHY Third Quarter Fiscal 2016 Revenue Increases 8%
May 3, 2016

About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of computer systems and electronic payment solutions primarily for financial services organizations. Its technology solutions serve more than 10,600 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking™ supports banks ranging from community to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Third Quarter Fiscal 2016 Revenue Increases 8%
May 3, 2016

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2016	2015		2016	2015
REVENUE
License	$292	$569	(49)%	$2,530	$1,563	62%
Support and service	319,649	296,896	8%	947,615	882,017	7%
Hardware	13,245	12,244	8%	37,532	38,897	(4)%
Total	333,186	309,709	8%	987,677	922,477	7%
COST OF SALES
Cost of license	193	285	(32)%	873	1,002	(13)%
Cost of support and service	184,527	168,457	10%	541,230	503,925	7%
Cost of hardware	9,553	9,152	4%	26,279	28,111	(7)%
Total	194,273	177,894	9%	568,382	533,038	7%
GROSS PROFIT	138,913	131,815	5%	419,295	389,439	8%
Gross Profit Margin	42%	43%		42%	42%
OPERATING EXPENSES
Selling and marketing	22,732	21,674	5%	66,714	65,512	2%
Research and development	19,854	17,522	13%	57,269	51,995	10%
General and administrative	16,497	15,417	7%	50,157	43,442	15%
Total	59,083	54,613	8%	174,140	160,949	8%
OPERATING INCOME	79,830	77,202	3%	245,155	228,490	7%
INTEREST INCOME (EXPENSE)
Interest income	54	33	64%	258	118	119%
Interest expense	(486)	(669)	(27)%	(983)	(1,273)	(23)%
Total	(432)	(636)	(32)%	(725)	(1,155)	(37)%
INCOME BEFORE INCOME TAXES	79,398	76,566	4%	244,430	227,335	8%
PROVISION FOR INCOME TAXES	25,515	25,854	(1)%	79,833	76,656	4%
NET INCOME	$53,883	$50,712	6%	$164,597	$150,679	9%
Diluted net income per share	$0.68	$0.63		$2.06	$1.84
Diluted weighted average shares outstanding	79,167	81,094		79,891	81,773

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				March 31,		% Change
				2016	2015
Cash and cash equivalents				$54,001	$52,800	2%
Receivables				137,406	137,415	—%
Total assets				1,702,622	1,618,139	5%

Accounts payable and accrued expenses				$76,781	$71,502	7%
Current and long term debt				100,213	77,447	29%
Deferred revenue				383,171	370,470	3%
Stockholders' Equity				948,867	956,610	(1)%